Exhibit 99.1

Press Release	For Immediate Release

Contact:
Investor Relations	Steve Schick (Media)
Redback Networks	Redback Networks
408-750-5130	408-750-5096
investor_relations@redback.com	schick@redback.com

REDBACK NETWORKS SUCCESSFULLY COMPLETES

PLAN OF REORGANIZATION

Company Exits from Chapter 11 with a Significantly Improved Balance

Sheet and Reduced Operational Expense Model

SAN JOSE, Calif., January 5, 2004—Redback Networks Inc. (NASDAQ: RBAKD), a leading provider of broadband networking systems, today announced that its plan of reorganization as confirmed by the U.S. Bankruptcy Court for the District of Delaware on December 19, 2003 became effective at 6:00 PM Pacific Time on January 2, 2004, and it has exited from Chapter 11.

“Redback Networks has emerged as a powerful, new company with the products, technologies, partnerships and customers of a well-established firm,” said Kevin DeNuccio, president and chief executive officer of Redback Networks. “We successfully completed the crucial step of financial restructuring in near record time and are now free to more confidently compete in the dynamic, growing market for strategic broadband infrastructure.”

Redback Networks filed its financial restructuring plan on November 3, as a “pre-packaged” plan for “fast track” approval by the court. The court confirmed it 49 days later, on December 19, 2003. During the Chapter 11 process, the company has maintained all of its normal business operations seamlessly and without interruption. This schedule meets with NASDAQ’s listing requirements, which include confirmation of the plan of reorganization by December 23, 2003 and emergence from bankruptcy by January 6, 2004, and now Redback Networks will face NASDAQ’s minimum bid price conditions. The company’s ticker symbol will include a “D” for the next ten trading days to indicate it has executed a reverse stock split as a part of its financial restructuring.

This major step in the restructuring process comes at an opportune time, as the importance of DSL in the product portfolio of service providers is on the rise, and many major carriers around the world are currently contemplating their next-generation broadband DSL network architectures. Redback has eliminated approximately $467 million of its existing debt and has eliminated $44M in annual expenses from its expense model, resulting in a stronger financial model between revenue and expenses. This financial restructuring gives Redback the ability to address the long-term needs of existing and potential customers and to participate fully in these new market growth opportunities.

About Redback Networks

Redback Networks Inc. enables carriers and service providers to build profitable next-generation broadband networks. The company’s User Intelligent Networks™ product portfolio includes the industry-leading SMS™ family of subscriber management systems, and the SmartEdge® Router and Service Gateway platforms, as well as a comprehensive User-to-Network operating system software, and a set of network provisioning and management software.

Founded in 1996 and headquartered in San Jose, Calif., with sales and technical support centers located worldwide, Redback Networks maintains a growing and global customer base of more than 500 carriers and service providers, including major local exchange carriers (LECs), inter-exchange carriers (IXCs), PTTs and service providers.

Note to Editors: Please see separate press release today regarding Redback’s new equity investment.

#    #    #

REDBACK and SmartEdge are trademarks registered at the U.S. Patent and Trademark Office and in other countries. SMS and User Intelligent Networks are trademarks or service marks of Redback Networks Inc. All other products or services mentioned are the trademark, service marks, registered trademarks or registered service marks of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, those relating to Redback’s ability to address the long-term needs of existing and potential customers and participate in new growth opportunities, remain listed on the NASDAQ National Market and maintain a stronger financial model. All forward-looking statements included in this document are based upon information available to Redback as of the date hereof, and Redback assumes no obligation to update these statements. These forward-looking statements involve a number of risks and uncertainties, the outcome of which could materially and adversely affect Redback’s actual future results. These risks and other risks relating to Redback’s business are set forth in the documents filed by Redback with the Securities and Exchange Commission (SEC), specifically the most recent reports on Form 10-K, 10-Q, Form 8-K, Registration Statements on Form S-4 (File Nos. 333-107714 and 333-108170), and amendments thereto, and other reports filed from time to time with the SEC.